Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 29, 2019, with respect to the abbreviated combined financial statements of H. Huffman & Co., A Limited Partnership, and The Buffalo Co., A Limited Partnership, subject to the Contribution and Exchange Agreement with Dorchester Minerals, L.P., included in this Current Report of Dorchester Minerals, L.P. on Form 8-K/A. We consent to the incorporation by reference of said report in the Registration Statement of Dorchester Minerals, L.P. on Form S-4 (File No. 333-202918).

/s/ GRANT THORNTON LLP

Dallas, Texas

April 29, 2019